EXHIBIT 3.1

     State of Delaware
     Secretary of State
  Division of Corporations
Delivered 09:30 AM 06/17/2003
 FILED 09:30 AM 06/17/2003
SRV 030400009 - 3678509 FILE


                         CERTIFICATE OF INCORPORATION
                                      OF
                         HERITAGE CAPITAL GROUP, INC.

       FIRST:  The name of the corporation is:  Heritage Capital Group, Inc.

       SECOND: Its registered office in the State of Delaware is to be located at 25 Greystone Manor, in the city of Lewes, County of Sussex, Delaware, 19958-9776 and its registered agent at such address is Harvard Business Services, Inc.

       THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOURTH: The aggregate number of shares which the corporation is authorized to issue is 100,000,000 (one hundred million). Such shares shall be of a single class, designated as common stock, and shall have a par value of $0.0001 per share.

       FIFTH:  The name and address of the incorporator is as follows:

                    William Tay
                    2000 Hamilton Street, #520
                    Philadelphia, Pennsylvania 19130-3883

       SIXTH:   The  Board of Directors shall have the power to adopt, amend or repeal the by-laws.

       SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

       IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation, this 12th day of June, A.D. 2003.


                                        /s/ William Tay
                                        ---------------------------------
                                        William Tay, Incorporator

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